Exhibit 99.1

Hercules Offshore Announces Third Quarter 2013 Results
HOUSTON, October 24, 2013 /PRNewswire/ -- Hercules Offshore, Inc. (Nasdaq: HERO) today reported income from continuing operations of $17.2 million, or $0.11 per diluted share, on revenue of $225.3 million for the third quarter 2013, compared with a loss from continuing operations of $37.2 million, or $0.23 per diluted share, on revenue of $160.2 million for the third quarter 2012. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, third quarter 2012 results include a non-cash charge of $60.7 million to reflect the impairment of the Hercules 252 and Hercules 258; a gain from the sale of Platform Rig 3 and related entities of $18.4 million; and a gain from the insurance settlement on the Hercules 185 of $27.3 million. On an after-tax basis, these items approximated $22.1 million, or $0.14 per diluted share.

John T. Rynd, CEO and President of Hercules Offshore, states “The latest quarterly results reflect the positive momentum in the U.S. Gulf of Mexico and healthy conditions in the international drilling and liftboat markets.  We expect these trends to carry forward through 2014. Several positive long-term developments also occurred during the third quarter, including our consolidation of Discovery Offshore and subsequent contracting of the Hercules Triumph, five-year extensions on two of our rigs in the Middle East at significantly higher pricing, and successful refinancing of $300 million in senior notes which lowers our borrowing cost and strengthens our liquidity. These developments have led to a substantial growth of backlog, which currently exceeds $1 billion, and build upon our foundation for long-term growth and sustainability. Over the coming months, backlog is expected to grow further, as several new contracting opportunities exist in our domestic and international drilling operations.”
Domestic Offshore
Revenue generated from Domestic Offshore for the third quarter 2013 increased by 51% to $139.0 million from $92.3 million in the third quarter 2012 primarily due to higher dayrates and utilization. Average revenue per rig per day increased by 44% to $91,311 in the third quarter 2013 from $63,203 in the comparable 2012 period. Operating days increased modestly by 62 days due to the addition of the Hercules 209 and reduced downtime on several rigs, partially offset by lost operating days on the Hercules 265. Operating expenses increased to $73.6 million in the third quarter 2013 from $61.9 million in the prior respective period, due to incremental cost for the Hercules 209, salvage cost incurred on the Hercules 265 of approximately $3.2 million, and higher labor, insurance and workers compensation expense. Domestic Offshore generated operating income of $44.3 million for the third quarter 2013 compared to an operating loss of $16.9 million in the third quarter 2012, which includes a non-cash charge of $25.5 million to reflect the impairment of the Hercules 252.
International Offshore
International Offshore generated revenue of $46.3 million in the third quarter 2013, an increase of 25% compared to $37.1 million in the third quarter 2012, as both utilization and dayrates improved. Utilization increased to 77.2% from 65.3%, due in part to the addition of the Hercules 266. Average revenue per rig per day for the third quarter 2013 increased to $108,707 from $94,377 in the third quarter 2012, primarily as a result of the addition of the Hercules 266 to the fleet, as well as the sale of Platform Rig 3 during third quarter 2012. Operating expenses for the third quarter 2013 declined to $28.2 million as compared to the third quarter 2012, after excluding the $27.3 million benefit from the insurance settlement gain on the Hercules 185 and the $18.4 million gain on the sale of Platform Rig 3. International Offshore recorded operating income of $2.5 million in the third quarter 2013 compared to operating income of $3.5 million, which includes the aforementioned gains and a non-cash charge of $35.2 million to reflect the impairment of the Hercules 258.
Liftboats
International Liftboats revenue increased by approximately 30% to $40.0 million in the third quarter 2013 from $30.8 million in the third quarter 2012. Utilization increased to 74.6% from 68.0%, and operating days increased by 264 days over the comparable periods. Average revenue per liftboat per day increased by 8% to $25,364 in the third quarter 2013 from $23,432 in the third quarter 2012. Much of the improvement in utilization and average dayrate can be attributable to the addition of the Bull Ray in West Africa and stronger performance from the Middle East vessels. Operating expenses during the third quarter 2013 were relatively flat at $21.0 million compared to $20.4 million in the third quarter 2012, despite the addition of the Bull Ray. International Liftboats recorded operating income of $12.8 million in the third quarter 2013 compared to operating income of $6.5 million in the third quarter 2012.

Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income (loss) from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, income (loss) from continuing operations, and not as a substitute for, or superior to, net income (loss), operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) per Share.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on October 24, 2013, to discuss its third quarter 2013 financial results. To participate in the call, dial 877-703-6104 (domestic) or 857-244-7303 (international) and reference access code 49019073 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on October 24, 2013, beginning at 12:00 p.m. CDT (1:00 p.m. EDT), through October 31, 2013. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with access code 77382955. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 40 jackup rigs, including two Keppel FELS Super A high-specification, harsh-environment jackup rigs, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore's most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at http://www.sec.gov or the Company's website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:

Son P. Vann, CFA
Vice President Investor Relations and Planning
Hercules Offshore, Inc.
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$365,839	$259,193
Restricted Cash	2,027	2,027
Accounts Receivable, Net	187,812	167,936
Prepaids	30,561	16,135
Current Deferred Tax Asset	—	21,125
Other	12,584	12,191
	598,823	478,607
Property and Equipment, Net	1,772,148	1,462,755
Equity Investment	—	38,191
Other Assets, Net	32,464	37,077
	$2,403,435	$2,016,630
LIABILITIES AND EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$—	$67,054
Accounts Payable	83,826	58,615
Accrued Liabilities	75,931	82,781
Interest Payable	43,662	17,367
Insurance Notes Payable	19,175	9,123
Other Current Liabilities	29,179	26,483
	251,773	261,423
Long-term Debt, Net of Current Portion	1,205,800	798,013
Deferred Income Taxes	4,201	56,821
Other Liabilities	19,289	17,611
Commitments and Contingencies
Stockholders' Equity	922,372	882,762
	$2,403,435	$2,016,630

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$225,308	$160,157	$622,959	$443,490
Costs and Expenses:
Operating Expenses	122,728	68,523	355,539	266,503
Asset Impairment	—	60,693	—	108,216
Depreciation and Amortization	38,040	34,529	110,906	108,143
General and Administrative	19,284	14,686	59,821	37,555
	180,052	178,431	526,266	520,417
Operating Income (Loss)	45,256	(18,274)	96,693	(76,927)
Other Income (Expense):
Interest Expense	(19,360)	(18,249)	(54,495)	(54,915)
Loss on Extinguishment of Debt	—	—	—	(9,156)
Gain on Equity Investment	—	—	14,876	—
Other, Net	(337)	676	(1,652)	764
Income (Loss) Before Income Taxes	25,559	(35,847)	55,422	(140,234)
Income Tax Benefit (Provision)	(8,400)	(1,319)	18,609	16,829
Income (Loss) from Continuing Operations	17,159	(37,166)	74,031	(123,405)
Income (Loss) from Discontinued Operations, Net of Taxes	8,093	(692)	(40,996)	(7,866)
Net Income (Loss)	25,252	(37,858)	33,035	(131,271)
Loss attributable to Noncontrolling Interest	21	—	39	—
Net Income (Loss) attributable to Hercules Offshore, Inc.	$25,273	$(37,858)	$33,074	$(131,271)
Net Income (Loss) attributable to Hercules Offshore, Inc. Per share:
Basic:
Income (Loss) from Continuing Operations	$0.11	$(0.23)	$0.46	$(0.81)
Income (Loss) from Discontinued Operations	0.05	(0.01)	(0.25)	(0.05)
Net Income (Loss)	$0.16	$(0.24)	$0.21	$(0.86)
Diluted:
Income (Loss) from Continuing Operations	$0.11	$(0.23)	$0.46	$(0.81)
Income (Loss) from Discontinued Operations	0.05	(0.01)	(0.26)	(0.05)
Net Income (Loss)	$0.16	$(0.24)	$0.20	$(0.86)
Weighted Average Shares Outstanding:
Basic	159,743	158,573	159,416	152,098
Diluted	161,851	158,573	161,472	152,098

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net Income (Loss)	$33,074	$(131,271)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	121,804	126,178
Stock-Based Compensation Expense	7,464	5,141
Deferred Income Taxes	(29,792)	(33,120)
Provision (Benefit) For Doubtful Accounts Receivable	356	(8,841)
Gain on Equity Investment	(14,876)	—
Asset Impairment	44,370	108,216
Gain on Insurance Settlement	—	(30,668)
Gain on Disposal of Assets, Net	(3,140)	(24,563)
Other	4,667	7,537
Net Change in Operating Assets and Liabilities	15,476	40,604
Net Cash Provided by Operating Activities	179,403	59,213
Cash Flows from Investing Activities:
Acquisition of Assets, Net of Cash Acquired	(200,957)	(40,000)
Additions of Property and Equipment	(307,135)	(82,150)
Deferred Drydocking Expenditures	(7,519)	(9,814)
Cash Paid for Equity Investment	—	(4,288)
Insurance Proceeds Received	1,430	54,139
Proceeds from Sale of Assets, Net	107,404	49,854
Other	2,214	1,621
Net Cash Used in Investing Activities	(404,563)	(30,638)
Cash Flows from Financing Activities:
Long-term Debt Borrowings	400,000	500,000
Long-term Debt Repayments	—	(452,909)
Redemption of 3.375% Convertible Senior Notes	(61,274)	(27,606)
Common Stock Issuance	—	96,696
Payment of Debt Issuance Costs	(8,208)	(7,717)
Other	1,288	160
Net Cash Provided by Financing Activities	331,806	108,624
Net Increase in Cash and Cash Equivalents	106,646	137,199
Cash and Cash Equivalents at Beginning of Period	259,193	134,351
Cash and Cash Equivalents at End of Period	$365,839	$271,550

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Domestic Offshore:
Number of rigs (as of end of period)	29	34	29	34
Revenue	$138,975	$92,277	$387,088	$264,663
Operating expenses	73,577	61,939	198,887	176,407
Asset impairment	—	25,502	—	25,502
Depreciation and amortization expense	19,811	19,678	59,291	57,930
General and administrative expenses	1,238	2,099	4,705	5,936
Operating income (loss)	$44,349	$(16,941)	$124,205	$(1,112)
International Offshore:
Number of rigs (as of end of period)	11	8	11	8
Revenue	$46,309	$37,090	$126,836	$85,210
Operating expenses	28,191	(13,816)	93,769	39,061
Asset impairment	—	35,191	—	82,714
Depreciation and amortization expense	12,768	10,360	35,555	35,087
General and administrative expenses	2,843	1,842	10,507	(2,682)
Operating income (loss)	$2,507	$3,513	$(12,995)	$(68,970)
International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenue	$40,024	$30,790	$109,035	$93,617
Operating expenses	20,960	20,400	62,883	51,035
Depreciation and amortization expense	4,721	3,819	13,872	13,189
General and administrative expenses	1,539	72	4,387	2,855
Operating income	$12,804	$6,499	$27,893	$26,538
Total Company:
Revenue	$225,308	$160,157	$622,959	$443,490
Operating expenses	122,728	68,523	355,539	266,503
Asset impairment	—	60,693	—	108,216
Depreciation and amortization expense	38,040	34,529	110,906	108,143
General and administrative expenses	19,284	14,686	59,821	37,555
Operating income (loss)	45,256	(18,274)	96,693	(76,927)
Interest expense	(19,360)	(18,249)	(54,495)	(54,915)
Loss on extinguishment of debt	—	—	—	(9,156)
Gain on equity investment	—	—	14,876	—
Other, net	(337)	676	(1,652)	764
Income (loss) before income taxes	25,559	(35,847)	55,422	(140,234)
Income tax benefit (provision)	(8,400)	(1,319)	18,609	16,829
Income (loss) from continuing operations	17,159	(37,166)	74,031	(123,405)
Income (loss) from discontinued operations, net of taxes	8,093	(692)	(40,996)	(7,866)
Net income (loss)	25,252	(37,858)	33,035	(131,271)
Loss attributable to noncontrolling interest	21	—	39	—
Net income (loss) attributable to Hercules Offshore, Inc.	$25,273	$(37,858)	$33,074	$(131,271)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA - (Continued) (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended September 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,522	1,678	90.7%	$91,311	$43,848
International Offshore	426	552	77.2%	108,707	51,071
International Liftboats	1,578	2,116	74.6%	25,364	9,905

	Three Months Ended September 30, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,460	1,656	88.2%	$63,203	$37,403
International Offshore	393	602	65.3%	94,377	(22,950)
International Liftboats	1,314	1,932	68.0%	23,432	10,559

	Nine Months Ended September 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	4,576	4,993	91.6%	$84,591	$39,833
International Offshore	1,115	1,540	72.4%	113,754	60,889
International Liftboats	4,503	6,220	72.4%	24,214	10,110

	Nine Months Ended September 30, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	4,414	4,932	89.5%	$59,960	$35,768
International Offshore	969	1,876	51.7%	87,936	20,821
International Liftboats	3,911	5,702	68.6%	23,937	8,950
_____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, net income or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the nine months ended September 30, 2013 and the three and nine months ended September 30, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012		2013		2012
Operating Income (Loss):
GAAP Operating Income (Loss)	$(18,274)		$96,732		$(76,927)
Adjustment	15,075	(a)	—		62,598	(d)
Non-GAAP Operating Income (Loss)	$(3,199)		$96,732		$(14,329)
Other Expense:
GAAP Other Expense	$(17,573)		$(41,271)		$(63,307)
Adjustment	—		(14,876)	(b)	9,156	(e)
Non-GAAP Other Expense	$(17,573)		$(56,147)		$(54,151)
Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(1,319)		$18,609		$16,829
Tax Adjustment	7,042		(37,729)	(c)	(12,796)
Non-GAAP Benefit (Provision) for Income Taxes	$5,723		$(19,120)		$4,033
Income (Loss) from Continuing Operations attributable to Hercules Offshore, Inc.:
GAAP Income (Loss) from Continuing Operations	$(37,166)		$74,070		$(123,405)
Total Adjustment	22,117		(52,605)		58,958
Non-GAAP Income (Loss) from Continuing Operations	$(15,049)		$21,465		$(64,447)
Diluted Earnings (Loss) per Share:
GAAP Diluted Earnings (Loss) per Share	$(0.23)		$0.46		$(0.81)
Adjustment per Share	0.14		(0.33)		0.39
Non-GAAP Diluted Earnings (Loss) per Share	$(0.09)		$0.13		$(0.42)
 _____________________________

(a)
This amount represents a non-cash charge of $35.2 million related to the impairment of the Hercules 258; a non-cash charge of $25.5 million related to the impairment of the Hercules 252; an $18.4 million gain on the sale of Platform Rig 3 and a $27.3 million gain on the Hercules 185 insurance settlement. On an after-tax basis, these adjustments approximated $22.1 million.

(b)	This amount represents a non-cash gain of $14.9 million related to the adjustment of our investment in Discovery Offshore to fair market value at the date our controlling interest was obtained.

(c)	This amount represents a tax benefit recognized of $37.7 million related to the change in characterization of the Seahawk acquisition for tax purposes from a purchase of assets to a reorganization.

(d)
This amount represents a non-cash charge of $47.5 million related to the impairment of the Hercules 185 and related unamortized deferred costs; a non-cash charge of $35.2 million related to the impairment of the Hercules 258; a non-cash charge of $25.5 million related to the impairment of the Hercules 252; an $18.4 million gain on the sale of Platform Rig 3 and a $27.3 million gain on the Hercules 185 insurance settlement. On an after-tax basis, these adjustments approximated $53.0 million.

(e)
This amount represents (i) a charge of $6.4 million related to our debt refinancing in April 2012; (ii) a non-cash charge of $1.4 million related to the write-off of unamortized issuance costs in connection with the April 2012 termination of our prior term loan and (iii) a $1.3 million loss on the retirement of a portion of our 3.375% convertible senior notes. On an after-tax basis, these adjustments approximated $6.0 million.